FORM 4



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/ X / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
See Instruction 1(b).



1.   Name and Address of Reporting Person*:

         Thomas J. Tisch ("TJT")
         ------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         AutoImmune Inc. (AIMM)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         11/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.01 par value


2.   Transaction Date:

      (Month/Day/Year)

         11/26/99


3.   Transaction Code:

      (Instr. 8)



      Code                       V

         S

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount                    (A) or (D)                    Price
          59,250                         D                        $1.77
          38,250                         D                        $2.08


5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

        408,000



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I


7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See Explanation of Responses)



Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.



*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code                       V





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date





7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)





10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)


Explanation of Responses:

         This Form 4 is being filed jointly by the following individuals and entities:

         1. Thomas J. Tisch;

         2. Daniel R. Tisch;

         3. James S. Tisch;

         4. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

         5. The Thomas J. Tisch 1999 Annuity Trust III ("Thomas Tisch GRAT
III");

         6. The Daniel R. Tisch 1999 Annuity Trust III ("Daniel Tisch GRAT
III");

         7. The James S. Tisch 1999 Annuity Trust III ("James Tisch GRAT III"); and

         8. The Andrew H. Tisch 1999 Annuity Trust III ("Andrew Tisch GRAT III"; and collectively with Thomas Tisch GRAT III, Daniel Tisch GRAT III and James Tisch GRAT III, the "GRATs").

         Thomas J. Tisch, Daniel R. Tisch, James S. Tisch, Andrew H. Tisch, Thomas Tisch GRAT III, Daniel Tisch GRAT III, James Tisch GRAT III, and Andrew Tisch GRAT III are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

         TJT is the designated filer.

         Each of the GRATs is a grantor retained annuity trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT
III. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT III. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT III. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT III.

         Each of the Messrs. Tisch is herein reporting beneficial ownership of the shares of Common Stock owned by the GRAT for which he is the grantor.

         The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.



[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                      in Respect of AutoImmune Inc. (AIMM)
                              Statement for: 11/99


Joint Filer Information

1.   Name and Address of Reporting Person*:

         Daniel R. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Mentor Partners, L.P.
         499 Park Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10022
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         AutoImmune Inc. (AIMM)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         11/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.01 par value



2.   Transaction Date:

      (Month/Day/Year)

         11/26/99

3.   Transaction Code:

      (Instr. 8)

      Code                       V

        S

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount                    (A) or (D)                    Price
          59,250                         D                        $1.77
          38,250                         D                        $2.08

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         408,000



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See Explanation to Form 4 of TJT.)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)

4.   Transaction Code:

      (Instr. 8)

      Code                       V





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:



[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                      in Respect of AutoImmune Inc. (AIMM)
                              Statement for: 11/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         James S. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)


         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         AutoImmune Inc. (AIMM)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         11/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.01 par value



2.   Transaction Date:

      (Month/Day/Year)

         11/26/99

3.   Transaction Code:

      (Instr. 8)

      Code                       V

         S

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount                    (A) or (D)                    Price
          59,250                         D                        $1.77
          38,250                         D                        $2.08

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         408,000


6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See Explanation to Form 4 of TJT.)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)

4.   Transaction Code:

      (Instr. 8)

      Code                       V





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                      in Respect of AutoImmune Inc. (AIMM)
                              Statement for: 11/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Andrew H. Tisch
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)


         667 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         AutoImmune Inc. (AIMM)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         11/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.01 par value



2.   Transaction Date:

      (Month/Day/Year)

         11/26/99

3.   Transaction Code:

      (Instr. 8)

      Code                       V

         S

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount                    (A) or (D)                    Price
          59,250                         D                        $1.77
          38,250                         D                        $2.08

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         408,000



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         I



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See Explanation to Form 4 of TJT.)





           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)

4.   Transaction Code:

      (Instr. 8)

      Code                       V



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

                       [Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                      in Respect of AutoImmune Inc. (AIMM)
                              Statement for: 11/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Thomas J. Tisch 1999 Annuity Trust III
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         665 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         AutoImmune Inc. (AIMM)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         11/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.01 par value



2.   Transaction Date:

      (Month/Day/Year)

         11/26/99

3.   Transaction Code:

      (Instr. 8)

      Code                       V

          S

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount                    (A) or (D)                    Price
          59,250                         D                        $1.77
          38,250                         D                        $2.08

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         408,000



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See Explanation to Form 4 of TJT.)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)

4.   Transaction Code:

      (Instr. 8)

      Code                       V



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:



[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                      in Respect of AutoImmune Inc. (AIMM)
                              Statement for: 11/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Daniel R. Tisch 1999 Annuity Trust III
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         665 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         AutoImmune Inc. (AIMM)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         11/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.01 par value



2.   Transaction Date:

      (Month/Day/Year)

         11/26/99

3.   Transaction Code:

      (Instr. 8)

      Code                       V

         S

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount                    (A) or (D)                    Price
          59,250                         D                        $1.77
          38,250                         D                        $2.08

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         408,000



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See Explanation to Form 4 of TJT.)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)

4.   Transaction Code:

      (Instr. 8)

      Code                       V





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date







7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)

9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)





10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)





11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:



[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                      in Respect of AutoImmune Inc. (AIMM)
                              Statement for: 11/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         James S. Tisch 1999 Annuity Trust III
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Barry Bloom
         665 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         AutoImmune Inc. (AIMM)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         11/99



5.   If Amendment, Date of Original:

      (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.01 par value



2.   Transaction Date:

      (Month/Day/Year)

         11/26/99

3.   Transaction Code:

      (Instr. 8)

      Code                       V

         S

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount                    (A) or (D)                    Price
          59,250                         D                        $1.77
          38,250                         D                        $2.08

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         408,000



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See Explanation to Form 4 of TJT.)



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)




1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:





3.   Transaction Date:

      (Month/Day/Year)

4.   Transaction Code:

      (Instr. 8)

      Code                       V





5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)



       (A)                 (D)





6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)





10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:



[Signatures follow all attachments]

                      Attachment To Form 4 of Four Partners
                      in Respect of AutoImmune Inc. (AIMM)
                              Statement for: 11/99



Joint Filer Information

1.   Name and Address of Reporting Person*:

         Andrew H. Tisch 1999 Annuity Trust III
         ------------------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         c/o Thomas J. Tisch
         665 Madison Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10021
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2. Issuer Name and Ticker or Trading Symbol:

         AutoImmune Inc. (AIMM)



3. IRS Identification Number of Reporting Person, if an entity (Voluntary):



4. Statement for Month/Year:

         11/99



5.   If Amendment, Date of Original:

      (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)




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

         __X__  10% Owner

         _____  Other (specify below)



7.   Individual or Joint/Group Filing (Check Applicable Line)

         _____  Form filed by One Reporting Person

         _X___  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock, $0.01 par value



2.   Transaction Date:

      (Month/Day/Year)

         11/26/99

3.   Transaction Code:

      (Instr. 8)

      Code                       V

         S

4. Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

          Amount                    (A) or (D)                    Price
          59,250                         D                        $1.77
          38,250                         D                        $2.08

5. Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

         408,000



6. Ownership Form: Direct (D) or Indirect (I):

      (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

         (See Explanation to Form 4 of TJT.)

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)





1.   Title of Derivative Security:

      (Instr. 3)





2. Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)





4.   Transaction Code:

      (Instr. 8)

      Code                       V



5. Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

       (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)



       Date Exercisable             Expiration Date



7. Title and Amount of Underlying Securities:

       (Instr. 3 and 4)



      Title                Amount or Number of Shares





8.   Price of Derivative Security:

      (Instr. 5)



9. Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)



Explanation of Responses:



[Signatures follow all attachments]

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     /s/ Thomas J. Tisch
                                     -----------------------------------
                                     Thomas J. Tisch

                                     /s/ Daniel R. Tisch
                                     -----------------------------------
                                     Daniel R. Tisch

                                     /s/ James S. Tisch
                                     -----------------------------------
                                     James S. Tisch

                                     /s/ Andrew H. Tisch
                                     -----------------------------------
                                     Andrew H. Tisch

                                     THE THOMAS J. TISCH 1999 ANNUITY TRUST III

                                     By /s/ Andrew H. Tisch
                                        --------------------------------
                                        Andrew H. Tisch, Trustee

                                     THE DANIEL R. TISCH 1999 ANNUITY TRUST III

                                     By /s/ James S. Tisch
                                        --------------------------------
                                        James S. Tisch, Truste

                                     THE JAMES S. TISCH 1999 ANNUITY TRUST III

                                     By /s/ Thomas J. Tisch
                                        --------------------------------
                                        Thomas J. Tisch, Trustee

                                     THE ANDREW H. TISCH 1999 ANNUITY TRUST III

                                     By /s/ Daniel R. Tisch
                                        --------------------------------
                                        Daniel R. Tisch, Trustee


Date:  December 10, 1999

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.








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